June 2021

Preliminary Pricing Supplement filed pursuant to Rule 424(b)(2) dated June 11, 2021 / Registration Statement No. 333- 253421

STRUCTURED INVESTMENTS

    Opportunities in U.S. and International Equities

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 11, 2021

GS Finance Corp.

Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS on the stated maturity date (expected to be December 21, 2023) is based on the performance of the iShares® MSCI Emerging Markets ETF (ETF) as measured from the pricing date (expected to be June 18, 2021) to and including the valuation date (expected to be December 18, 2023).
The return on your PLUS is linked to the performance of the ETF, and not to that of the MSCI Emerging Markets Index (index) on which the ETF is based. The ETF follows a strategy of "representative sampling", which means the ETF’s holdings are not the same as those of the index. The performance of the ETF may significantly diverge from that of the index.
If the final ETF price (the closing price on the valuation date) is greater than the initial ETF price (set on the pricing date), the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the ETF percent increase (the percentage increase in the final ETF price from the initial ETF price), subject to the maximum payment at maturity of at least $11.75 (set on the pricing date) per PLUS. If the final ETF price is less than the initial ETF price but has not decreased by more than the buffer amount of 10.00% of the initial ETF price, you will receive the principal amount of your PLUS. However, if the final ETF price has decreased from the initial ETF price by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of 10.00% of the stated principal amount.

On the stated maturity date, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•

if the final ETF price is greater than the initial ETF price, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 2 times (c) ETF percent increase, subject to the maximum payment at maturity of at least $11.75 (set on the pricing date);

•	if the final ETF price is equal to or less than the initial ETF price but has decreased from the initial ETF price by an amount less than or equal to the buffer amount of 10.00%, $10; or
•

if the final ETF price is less than the initial ETF price and has decreased from the initial ETF price by an amount greater than the buffer amount of 10.00%, $1.00 plus the product of (i) $10 times (ii) the quotient of (a) the final ETF price divided by (b) the initial ETF price.

The PLUS are for investors who seek the potential to earn 200% of any positive return of the underlying ETF, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing up to 90.00% of their investment if the final ETF price has declined from the initial ETF price by more than the buffer amount.

SUMMARY TERMS (continued on page PS-2)
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	the iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP Equity”)
Pricing date:	June , 2021 (expected to price on or about June 18, 2021)
Original issue date:	June , 2021 (expected to be June 23, 2021)
Valuation date:	expected to be December 18, 2023, subject to postponement
Stated maturity date:	expected to be December 21, 2023, subject to postponement
Stated principal amount/Original issue price:	$10 per PLUS / 100% of the principal amount
Estimated value range:	$9.00 to $9.30 per PLUS. See page PS-4 for more information.

Your investment in the PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	June , 2021	Original issue price:	100% of the principal amount
Underwriting discount:	3.00% ($ in total)*	Net proceeds to the issuer:	97.00% ($ in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.30 for each PLUS it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession for each PLUS as a structuring fee.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The issue price, underwriting discount and net proceeds listed on the cover page relate to the PLUS we sell initially. We may decide to sell additional PLUS after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in PLUS will depend in part on the issue price you pay for such PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

ADDITIONAL SUMMARY TERMS
Payment at maturity:

If the final ETF price is greater than the initial ETF price,

$10 + the leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final ETF price is equal to or less than the initial ETF price, but has decreased from the initial ETF price by an amount less than or equal to the buffer amount of 10.00%, $10

If the final ETF price is less than the initial ETF price and has decreased from the initial ETF price by an amount greater than the buffer amount,

(i) the product of $10 × the ETF performance factor plus (ii) $1.00

This amount will be less than the stated principal amount of $10.  The PLUS will not pay less than $1.00 per PLUS at maturity.

Leveraged upside payment:	$10 × leverage factor × ETF percent increase
Leverage factor:	200%
Maximum payment at maturity (set on the pricing date):	at least $11.75 per PLUS (at least 117.5% of the stated principal amount)
Minimum payment at maturity:	$1.00 per PLUS (10.00% of the stated principal amount)
ETF percent increase:	(final ETF price - initial ETF price) / initial ETF price
Initial ETF price:	, which is the closing price of the underlying ETF on the pricing date
Final ETF price:	the closing price of the underlying ETF on the valuation date
Buffer amount:	10.00%
ETF performance factor:	final ETF price / initial ETF price
CUSIP / ISIN:	36260Y609 / US36260Y6095
Listing:	The PLUS will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Estimated Value of Your PLUS

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this pricing supplement (per $10 principal amount), which is less than the original issue price. The value of your PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your PLUS at the time of pricing, plus an additional amount (initially equal to $      per $10 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through                , as described below). On and after             , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market) will equal approximately the then-current estimated value of your PLUS determined by reference to such pricing models

With respect to the $        initial additional amount:

•$        will decline to zero on a straight-line basis from the time of pricing through               ; and

•$       will decline to zero on a straight-line basis from            through           .

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

About Your PLUS

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●General terms supplement no. 2,012 dated March 22, 2021

●Underlier supplement no. 20 dated May 25, 2021

●Prospectus supplement dated March 22, 2021

●Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 2,012 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 2,012 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 20 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “pricing date” and “underlying index publisher”, respectively.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We refer to the PLUS we are offering by this pricing supplement as the “offered PLUS” or the “PLUS”. Each of the PLUS has the terms described under “Summary Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 22, 2021, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated March 22, 2021, for Medium-Term Notes, Series F, references to the “accompanying underlier supplement no. 20” mean the accompanying underlier supplement no. 20 dated May 25, 2021” and references to the “accompanying general terms supplement no. 2,012” mean the accompanying general terms supplement no. 2,012, dated March 22, 2021, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 (the “PLUS”) can be used:

•	As an alternative to direct exposure to the underlying ETF that enhances returns for a limited range of positive performance of the underlying ETF, subject to the maximum payment at maturity
•	To potentially outperform the underlying ETF with respect to moderate increases in the underlying ETF from the initial ETF price to the final ETF price
•	To provide a buffer against a 10.00% negative performance of the underlying ETF from the initial ETF price to the final ETF price

However, you will not receive dividends on the underlying ETF or the stocks comprising the underlying ETF (the “underlying ETF stocks”) or any interest payments on your PLUS.

If the final ETF price is less than the initial ETF price by more than the buffer amount, the PLUS are exposed on a 1:1 basis to the negative performance of the underlying ETF beyond the buffer amount, subject to the minimum payment amount at maturity of $1.00 per PLUS.

Maturity:	Approximately 2.5 years
Payment at maturity:

•If the final ETF price is greater than the initial ETF price, $10 + the leveraged upside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

•If the final ETF price is equal to or less than the initial ETF price but has decreased from the initial ETF price by an amount less than or equal to the buffer amount of 10.00%, $10.

•If the final ETF price is less than the initial ETF price and has decreased from the initial ETF price by an amount greater than the buffer amount, (i) the product of $10 × the ETF performance factor plus (ii) $1.00. This amount will be less than the stated principal amount of $10. The PLUS will not pay less than $1.00 per PLUS at maturity.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Leverage factor:	200% (applicable only if the final ETF price is greater than the initial ETF price)
Buffer amount:	10.00%
Maximum payment at maturity (set on the pricing date):	at least $11.75 per PLUS (at least 117.5% of the stated principal amount)
Minimum payment at maturity:	$1.00 per PLUS (10.00% of the stated principal amount)
Interest:	None
Redemption:	None. The PLUS will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The PLUS offer leveraged exposure to a limited range of positive performance of the iShares® MSCI Emerging Markets ETF. In exchange for enhanced performance of 200% of the appreciation of the underlying ETF, investors forgo performance above the maximum payment at maturity of at least $11.75 per PLUS. At maturity, if the underlying ETF has appreciated in price, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity of at least $11.75 per PLUS. If the underlying ETF has not appreciated in price or has depreciated in price, but the final ETF price has not declined from the initial ETF price by more than the buffer amount of 10.00%, investors will receive the stated principal amount of their investment.  However, if the underlying ETF has depreciated in price by more than the buffer amount of 10.00%, investors will lose 1.00% for every 1.00% decline in the underlying ETF price beyond the buffer amount from the pricing date to the valuation date of the PLUS, subject to the minimum payment at maturity. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors will not receive dividends on the underlying ETF or the underlying ETF stocks or any interest payments on the PLUS and investors may lose up to 90.00% of their initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying ETF within a limited range of positive performance. However, investors will not receive dividends on the underlying ETF or the underlying ETF stocks or any interest payments on the PLUS.

Upside Scenario

The underlying ETF increases in price. In this case, you receive a full return of principal as well as 200% of the increase in the price of the underlying ETF, subject to the maximum payment at maturity of at least $11.75 per PLUS (at least 117.5% of the stated principal amount). For example, if the final ETF price is 2.00% greater than the initial ETF price, the PLUS will provide a total return of 4.00% at maturity.

Par Scenario

The final ETF price is equal to the initial ETF price or is less than the initial ETF price but has not declined by more than the buffer amount of 10.00%. In this case, you receive the stated principal amount of $10 at maturity even if the underlying ETF has depreciated by up to 10.00%.

Downside Scenario

The underlying ETF declines in price by more than the buffer amount of 10.00%.  In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the price of the underlying ETF from the initial ETF price, plus the buffer amount of 10.00%.  For example, if the final ETF price is 25.00% less than the initial ETF price, the PLUS will provide at maturity a loss of 15.00% of principal. In this case, you receive $8.50 per PLUS, or 85.00% of the stated principal amount. The minimum payment at maturity on the PLUS is equal to $1.00 per PLUS.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Buffer amount:	10.00%
Maximum payment at maturity:	$11.75 per PLUS (117.5% of the stated principal amount)
Minimum payment at maturity:	$1.00 per PLUS (10.00% of the stated principal amount)

PLUS Payoff Diagram

150%
100%
50%
0%
117.5%
Maximum Payment at Maturity as % of Stated principal amount
Underlying ETF Performance
Leveraged Performance
Buffer Zone
Buferred PLUS Performance
90%
108.75%
0%
25%
50%
75%
100%
125%
150%
Hypothetical Payment at maturity Amount as % of Face Amount
Hypothetical Final Underlying ETF Price as % of Initial Underlying ETF Price

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

How it works

▪

Upside Scenario. If the final ETF price is greater than the initial ETF price, the investor would receive the $10 stated principal amount plus 200% of the appreciation of the underlying ETF from the pricing date to the valuation date of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, the investor will realize the maximum payment at maturity at a final ETF price greater than or equal to at least 108.75% of the initial ETF price.

	▪	If the underlying ETF appreciates 2.00%, the investor would receive a 4.00% return, or $10.40 per PLUS.
	▪	If the underlying ETF appreciates 40.00%, the investor would receive only the maximum payment at maturity of $11.75 per PLUS, or 117.5% of the stated principal amount.
▪

Par Scenario. If the final ETF price is less than or equal to the initial ETF price, but has decreased from the initial ETF price by an amount less than or equal to the buffer amount of 10.00%, investors will receive the stated principal amount of $10 per PLUS.

	▪	If the underlying ETF depreciates 5.00%, investors will receive the $10 stated principal amount per PLUS.
▪

Downside Scenario. If the final ETF price is less than the initial ETF price and has decreased from the initial ETF price by an amount greater than the buffer amount of 10.00%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying ETF from the initial ETF price, plus the buffer amount of 10.00%.  The minimum payment at maturity is $1.00 per PLUS.

	▪	If the underlying ETF depreciates 25.00%, the investor would lose 15.00% of the investor’s principal and receive only $8.50 per PLUS at maturity, or 85.00% of the stated principal amount.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical closing prices of the underlying ETF on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final ETF prices that are entirely hypothetical; the closing price of the underlying ETF on any day throughout the life of the PLUS, including the final ETF price on the valuation date, cannot be predicted. The underlying ETF has been highly volatile in the past — meaning that the closing price of the underlying ETF has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying ETF and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Terms and Assumptions
Stated principal amount	$10
Leverage factor	200%
Buffer amount	10.00%
Maximum payment at maturity	$11.75 per PLUS
Neither a market disruption event nor a non-ETF business day occurs on the originally scheduled valuation date

No change in or affecting the underlying ETF, any of the underlying ETF stocks or the policies of the underlying ETF investment advisor or the method by which the index sponsor calculates the index

PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

Moreover, we have not yet set the initial ETF price that will serve as the baseline for determining the amount that we will pay on your PLUS at maturity. We will not do so until the pricing date. As a result, the actual initial ETF price may differ substantially from the closing price of one share of the underlying ETF prior to the pricing date.

For these reasons, the actual performance of the underlying ETF over the life of your PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying ETF shown elsewhere in this pricing supplement. For information about the historical prices of the underlying ETF during recent periods, see “The Underlying ETF — Historical Closing Prices of the Underlying ETF” below. Before investing in the offered PLUS, you should consult publicly available information to determine the prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your PLUS, tax liabilities could affect the after-tax rate of return on your PLUS to a comparatively greater extent than the after-tax return on the underlying ETF stocks.

The values in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the stated principal amount of a PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a PLUS, based on the corresponding hypothetical final ETF price and the assumptions noted above.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	117.500%
125.000%	117.500%
115.000%	117.500%
108.750%	117.500%
105.000%	110.000%
103.000%	106.000%
100.000%	100.000%
97.000%	100.000%
93.000%	100.000%
90.000%	100.000%
89.999%	99.999%
75.000%	85.000%
50.000%	60.000%
30.000%	40.000%
25.000%	35.000%
0.000%	10.000%

If, for example, the final ETF price were determined to be 25.000% of the initial ETF price, the payment at maturity that we would deliver on your PLUS at maturity would be 35.000% of the stated principal amount of your PLUS, as shown in the table above. As a result, if you purchased your PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 65.000% of your investment (if you purchased your PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final ETF price were determined to be zero, you would lose 90.000% of your investment in the PLUS. In addition, if the final ETF price were determined to be 150.000% of the initial ETF price, the payment at maturity that we would deliver on your PLUS at maturity would be limited to the maximum payment at maturity, or 117.750% of each $10 principal amount of your PLUS, as shown in the table above. As a result, if you held your PLUS to the stated maturity date, you would not benefit from any final ETF price greater than 108.750% of the initial ETF price.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying ETF stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your PLUS on the stated maturity date or at any other time, including any time you may wish to sell your PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered PLUS. The hypothetical payments at maturity on PLUS held to the stated maturity date in the examples above assume you purchased your PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your PLUS. The return on your investment (whether positive or negative) in your PLUS will be affected by the amount you pay for your PLUS. If you purchase your PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the PLUS or the U.S. federal income tax treatment of the PLUS, as described elsewhere in this pricing supplement.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We cannot predict the actual final ETF price or what the market value of your PLUS will be on any particular ETF business day, nor can we predict the relationship between the closing price of the underlying ETF and the market value of your PLUS at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered PLUS will depend on the actual initial ETF price and maximum payment amount, which we will set on the pricing date, and the actual final ETF price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your PLUS on the stated maturity date may be very different from the information reflected in the examples above.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 20 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,012. You should carefully review these risks and considerations as well as the terms of the PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 20 and the accompanying general terms supplement no. 2,012. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your PLUS are linked. You should carefully consider whether the offered PLUS are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your PLUS Do Not Bear Interest

You will not receive any interest payments on your PLUS. As a result, even if the payment at maturity payable for your PLUS on the stated maturity date exceeds the stated principal amount of your PLUS, the overall return you earn on your PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose a Substantial Portion of Your Investment in the PLUS

You can lose a substantial portion of your investment in the PLUS. The cash payment on your PLUS, if any, on the stated maturity date will be based on the performance of the iShares® MSCI Emerging Markets ETF as measured from the initial ETF price set on the pricing date to the closing price of the underlying ETF on the valuation date. If the final ETF price has declined from the initial ETF price by more than the buffer amount of 10.00%, you will lose 1.00% of the stated principal amount of your PLUS for every 1.00% decline in the price of the underlying ETF beyond the buffer amount, subject to the minimum payment amount at maturity of $1.00. Thus, you may lose a substantial portion of your investment in the PLUS.

Also, the market price of your PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your PLUS. Consequently, if you sell your PLUS before the stated maturity date, you may receive far less than the amount of your investment in the PLUS.

The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the PLUS will be based on the performance of the underlying ETF, the payment of any amount due on the PLUS is subject to the credit risk of GS Finance Corp., as issuer of the PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the PLUS. The PLUS are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the PLUS, to pay all amounts due on the PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Potential for the Value of Your PLUS to Increase Will Be Limited

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Your ability to participate in any change in the price of the underlying ETF over the life of your PLUS will be limited because of the maximum payment at maturity of at least $11.75 per PLUS (at least 117.5% of the stated principal amount). The maximum payment at maturity will limit the payment at maturity you may receive for each of your PLUS, no matter how much the price of the underlying ETF may rise over the life of your PLUS. Although the leverage factor provides 200% exposure to any increase in the final ETF price over the initial ETF price, because the payment at maturity will be limited to 117.5% of the stated principal amount per PLUS, any increase in the final ETF price over the initial ETF price by more than at least 8.75% of the initial ETF price will not further increase the return on the PLUS. Accordingly, the amount payable for each of your PLUS may be significantly less than it would have been had you invested directly in the underlying ETF.

The Return on Your PLUS Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks

The return on your PLUS will not reflect the return you would realize if you actually owned the underlying ETF and received the distributions paid on the shares of such underlying ETF. You will not receive any dividends that may be paid on any of the underlying ETF stocks by the ETF stock issuers or the shares of the underlying ETF. See “—Investing in the PLUS is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock” below for additional information.

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

The original issue price for your PLUS exceeds the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your PLUS”. Thereafter, if GS&Co. buys or sells your PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured PLUS.

In estimating the value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

GS&Co. pays to us in connection with your PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your PLUS.

In addition to the factors discussed above, the value and quoted price of your PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your PLUS, including the price you may receive for your PLUS in any market making transaction. To the extent that GS&Co. makes a market in the PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the PLUS. See “— Your PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your PLUS Is Not Linked to the Price of the Underlying ETF at Any Time Other than the Valuation Date

The final ETF price will be based on the closing price of the underlying ETF on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing price of the underlying ETF dropped precipitously on the valuation date, the payment at maturity for your PLUS may be significantly less than it would have been had the payment at maturity been linked to the closing price of the underlying ETF prior to such drop in the price of the underlying ETF. Although the actual price of the underlying ETF on the stated maturity date or at other times during the life of your PLUS may be higher than the final ETF price, you will not benefit from the closing price of the underlying ETF at any time other than on the valuation date.

The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your PLUS, we mean the value that you could receive for your PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your PLUS, including:

•	the price of the underlying ETF;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlying ETF;
•	the dividend rates of the underlying ETF stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying ETF stocks, and which may affect the closing price of the underlying ETF;

•	interest rates and yield rates in the market;
•	the time remaining until your PLUS mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Without limiting the foregoing, the market value of your PLUS may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in PLUS with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your PLUS before maturity, including the price you may receive for your PLUS in any market making transaction. If you sell your PLUS before maturity, you may receive less than the principal amount of your PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying ETF based on its historical performance. The actual performance of the underlying ETF over the life of the offered PLUS or the payment at maturity may bear little or no relation to the historical closing prices of the underlying ETF or to the hypothetical examples shown elsewhere in this pricing supplement.

Your PLUS May Not Have an Active Trading Market

Your PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your PLUS. Even if a secondary market for your PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your PLUS in any secondary market could be substantial.

If the Price of the Underlying ETF Changes, the Market Value of Your PLUS May Not Change in the Same Manner

The price of your PLUS may move quite differently than the performance of the underlying ETF. Changes in the price of the underlying ETF may not result in a comparable change in the market value of your PLUS. Even if the price of the underlying ETF increases above the initial ETF price during some portion of the life of the PLUS, the market value of your PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” above.

Investing in the PLUS is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock

Investing in your PLUS is not equivalent to investing in the underlying ETF and will not make you a holder of any shares of the underlying ETF or the underlying ETF stocks. Neither you nor any other holder or owner of your PLUS will have any rights with respect to the underlying ETF stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying ETF or the underlying ETF stocks or any other rights of a holder of the underlying ETF or the underlying ETF stocks. Your PLUS will be paid in cash, and you will have no right to receive delivery of any shares of the underlying ETF or the underlying ETF stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the PLUS subsequent to the date of this pricing supplement. The issue price of the PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The payment at maturity will not be adjusted based on the issue price you pay for the PLUS. If you purchase PLUS at a price that differs from the stated principal amount of the PLUS, then the return on your investment in such PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on PLUS purchased at stated principal amount. If you purchase your PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the PLUS will be lower than it would have been had you purchased the PLUS at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

Goldman Sachs has hedged or expects to hedge our obligations under the PLUS by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying ETF or the underlying ETF stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying ETF or the underlying ETF stocks at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the PLUS with unaffiliated distributors of the PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other ETF-linked securities whose returns are linked to changes in the price of the underlying ETF or the underlying ETF stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the PLUS; hedging the exposure of Goldman Sachs to the PLUS including any interest in the PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the PLUS.

Any of these hedging or other activities may adversely affect the price of the underlying ETF — directly or indirectly by affecting the price of the underlying ETF stocks — and therefore the market value of your PLUS and the amount we will pay on your PLUS at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the PLUS, and may receive substantial returns on hedging or other activities while the value of your PLUS declines. In addition, if the distributor from which you purchase PLUS is to conduct hedging activities in connection with the PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the PLUS to you in addition to the compensation they would receive for the sale of the PLUS.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your PLUS, or similar or linked to the underlying ETF or underlying ETF stocks. Investors in the PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the PLUS for liquidity, research coverage or otherwise.

Other Investors May Not Have the Same Interests as You

Other investors in the PLUS are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your PLUS, the underlying stocks or other similar securities, which may adversely impact the market for or value of your PLUS.

Additional Risks Related to the iShares® MSCI Emerging Markets ETF

The Policies of the Underlying ETF’s Investment Advisor, BlackRock Fund Advisors, and MSCI Inc., the Sponsor of The Index, Could Affect the Payment at Maturity on Your PLUS and Their Market Value

The underlying ETF’s investment advisor, BlackRock Fund Advisors (“BFA” or the “underlying ETF investment advisor”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlying ETF investment advisor concerning the calculation of the net asset value of the underlying ETF, additions, deletions or substitutions of securities in the underlying ETF and the manner in which changes affecting the index are reflected in the underlying ETF that could affect the market price of the shares of the underlying ETF and, therefore, the payment at maturity, if any, on your PLUS on the stated maturity date. The payment at maturity and the market value of your PLUS could also be affected if the underlying ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlying ETF, or if the underlying ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your PLUS.

If events such as these occur, the calculation agent — which initially will be Goldman Sachs & Co. LLC — may determine the closing price of the underlying ETF on the valuation date — and thus the amount payable on the stated maturity date — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing price of the underlying ETF on the valuation date and the amount payable on your PLUS more fully under

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

“Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-25 of the accompanying general terms supplement no. 2,012.

In addition, MSCI Inc. (the “index sponsor”) owns the index and is responsible for the design and maintenance of that index. The policies of the index sponsor concerning the calculation of the index, including decisions regarding the addition, deletion or substitution of the equity securities included in the index, could affect the level of the index and, consequently, could affect the market prices of shares of the underlying ETF and, therefore, the amount payable on your PLUS and their market value.

There is No Assurance That an Active Trading Market Will Continue for the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF is Subject to Securities Lending Risks and Custody Risks

Although the underlying ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlying ETF or that there will be liquidity in the trading market.

In addition, the underlying ETF is subject to management risk, which is the risk that the underlying ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlying ETF investment advisor may select up to 10.00% of the underlying ETF’s assets to be invested in shares of equity securities that are not included in the index. In addition, the underlying ETF’s investment advisor may be permitted to engage in securities lending with respect to a portion of an underlying ETF's total assets, which could subject the underlying ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all. The underlying ETF is also not actively managed and may be affected by a general decline in market segments relating to the index.  The underlying ETF investment advisor invests in securities included in, or representative of, the index regardless of their investment merits.  The underlying ETF investment advisor does not attempt to take defensive positions in declining markets.

In addition, the underlying ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, the underlying ETF is subject to listing standards adopted by NYSE Arca. There can be no assurance that the underlying ETF will continue to meet the applicable listing requirements, or that the ETF will not be delisted.

The Underlying ETF and the Index are Different and the Performance of the Index May Not Correlate with the Performance of the Index

The underlying ETF uses a representative sampling strategy (more fully described under “The Underlying ETF”) to attempt to track the performance of the index. The underlying ETF may not hold all or substantially all of the equity securities included in the index and may hold securities or assets not included in the index. Therefore, while the performance of the underlying ETF is generally linked to the performance of the index, the performance of the underlying ETF is also linked in part to shares of equity securities not included in the index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlying ETF investment advisor.

Imperfect correlation between the underlying ETF’s portfolio securities and those in the index, rounding of prices, changes to the index and regulatory requirements may cause tracking error, the divergence of the underlying ETF’s performance from that of the index.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

In addition, the performance of the underlying ETF will reflect additional transaction costs and fees that are not included in the calculation of the index and this may increase the tracking error of the underlying ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlying ETF and the index. Finally, because the shares of the underlying ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the underlying ETF may differ from the net asset value per share of the underlying ETF.

For all of the foregoing reasons, the performance of the underlying ETF may not correlate with the performance of the index. Consequently, the return on the PLUS will not be the same as investing directly in the underlying ETF or in the index or in the underlying ETF stocks or in the index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the index.

An Investment in the Offered PLUS Is Subject to Risks Associated with Foreign Securities

The value of your PLUS is linked to an underlying ETF that holds stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the underlying ETF is not traded, the value of the securities underlying the underlying ETF may change on days when shareholders will not be able to purchase or sell shares of the underlying ETF. This could result in premiums or discounts to the underlying ETF’s net asset value that may be greater than those experienced by an exchange traded fund that does not hold foreign assets.

The countries whose markets are represented by the underlying ETF include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Kuwait, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlying ETF investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the underlying ETF.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying ETF with Underlying ETF Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the PLUS

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying ETF with underlying ETF stocks from one or more foreign securities markets and could negatively affect your investment in the PLUS in a variety of ways, depending on the nature of such government regulatory action and the underlying ETF stocks that are affected. For example, pursuant to recent executive orders issued by the United States Government, United States persons are prohibited from engaging in transactions in, or possessing, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying ETF stocks that are currently included in an underlying ETF or that in the future are included in an underlying ETF, such underlying ETF stocks may be removed from an underlying ETF. If government regulatory action results in the removal of underlying ETF stocks that have (or historically have had) significant weight in an underlying ETF, such removal could have a material and negative effect on the level of such underlying ETF and, therefore, your investment in the PLUS. Similarly, if underlying ETF stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying ETF, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such underlying ETF stocks from an underlying ETF could result in the loss of a significant portion or all of your investment in the PLUS, including if you are forced to divest the PLUS at a time when the value of the PLUS has declined.

Your Investment in the PLUS Will Be Subject to Foreign Currency Exchange Rate Risk

The underlying ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the underlying ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the price of the underlying ETF may not increase even if the non-dollar value of the asset held by the underlying ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your PLUS. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

●	existing and expected rates of inflation;
●	existing and expected interest rate levels;
●	the balance of payments among countries;

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

●	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
●	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market value of the PLUS and price of the underlying ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your PLUS and the trading market for your PLUS.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your PLUS.

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GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risks Related to Tax

The Tax Consequences of an Investment in Your PLUS Are Uncertain

The tax consequences of an investment in your PLUS are uncertain, both as to the timing and character of any inclusion in income in respect of your PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Changes in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your PLUS in your particular circumstances.

Your PLUS May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your PLUS. If your PLUS were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your PLUS would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the PLUS.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your PLUS.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Underlying ETF

The iShares® MSCI Emerging Markets ETF is a tracking-ETF that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The investment advisor for the iShares® MSCI Emerging Markets ETF uses a representative sampling strategy to attempt to track the performance of the MSCI Emerging Markets Index by investing in a representative sample of securities that collectively have an investment profile similar to that of the MSCI Emerging Markets Index.

The MSCI Emerging Markets Index is a free-float adjusted market capitalization index intended to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are, as of the date of this underlier supplement, Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Kuwait, Malaysia, Mexico, Pakistan Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets Index contains large capitalization and mid-capitalization stocks and its constituent stocks are derived from the constituent stocks in the 27 MSCI standard single country indices for the emerging market countries listed above.

For more details about the underlying ETF, the investment advisor and the underlying index, see “The Underliers — The iShares® MSCI Emerging Markets ETF” on page S-164 of the accompanying underlier supplement no. 20.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. ("BITC").  The securities are not sponsored, endorsed, sold, or promoted by BITC.  BITC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI Indexes are the exclusive property of MSCI Inc. ("MSCI").  The PLUS referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such PLUS.

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GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Closing Prices of the Underlying ETF

The closing price of the underlying ETF has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying ETF has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of the underlying ETF during any period shown below is not an indication that the underlying ETF is more or less likely to increase or decrease at any time during the life of your PLUS.

You should not take the historical closing prices of the underlying ETF as an indication of the future performance of the underlying ETF, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying ETF or the underlying ETF stocks will result in your receiving an amount greater than the outstanding principal amount of your PLUS on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF. Before investing in the offered PLUS, you should consult publicly available information to determine the prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered PLUS and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying ETF. The actual performance of the underlying ETF over the life of the offered PLUS, as well as the payment at maturity, if any, may bear little relation to the historical closing prices of the underlying ETF shown below.

The table below shows the high, low and period end closing prices of the underlying ETF for each of the four calendar quarters in 2016, 2017, 2018, 2019 and 2020 and the first two calendar quarters of 2021 (through June 9, 2021). We obtained the closing prices of the underlying ETF listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Closing Prices of the Underlying ETF

	High	Low	Period End
2016
Quarter ended March 31	$34.07	$28.08	$34.04
Quarter ended June 30	$35.05	$31.68	$34.15
Quarter ended September 30	$37.97	$33.56	$37.22
Quarter ended December 31	$37.87	$33.87	$34.80
2017
Quarter ended March 31	$39.74	$35.21	$39.15
Quarter ended June 30	$41.68	$38.57	$41.14
Quarter ended September 30	$45.57	$40.80	$44.54
Quarter ended December 31	$47.52	$44.55	$46.83
2018
Quarter ended March 31	$51.76	$45.41	$47.99
Quarter ended June 30	$47.85	$42.07	$43.07
Quarter ended September 30	$44.76	$40.89	$42.66
Quarter ended December 31	$42.67	$37.77	$38.82
2019
Quarter ended March 31	$43.44	$38.22	$42.66
Quarter ended June 30	$44.32	$39.67	$42.65
Quarter ended September 30	$43.16	$38.50	$40.62
Quarter ended December 31	$45.07	$40.03	$44.87
2020
Quarter ended March 31	$46.30	$30.61	$34.13
Quarter ended June 30	$41.19	$32.67	$39.99

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GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

	High	Low	Period End
Quarter ended September 30	$45.55	$40.44	$44.09
Quarter ended December 31	$51.70	$43.99	$51.67
2021
Quarter ended March 31	$57.96	$51.68	$53.34
Quarter ending June 30 (through June 9, 2021)	$56.09	$52.01	$55.28

The graph below shows the daily historical closing prices of the underlying ETF from January 1, 2016 through June 9, 2021. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity ETFs. We obtained the closing prices of the underlying ETF in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the iShares® MSCI Emerging Markets ETF

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GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of each PLUS for U.S. federal income tax purposes that will be required under the terms of each PLUS, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a PLUS as a hedge or that is hedged against interest rate risks;
•	a person that owns a PLUS as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your PLUS should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your PLUS are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the PLUS, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your PLUS as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a PLUS and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

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GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Tax Treatment. You will be obligated pursuant to the terms of your PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your PLUS for all tax purposes as pre-paid derivative contracts in respect of the underlying ETF. Except as otherwise stated below, the discussion herein assumes that your PLUS will be so treated.

Upon the sale, exchange or maturity of your PLUS, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your PLUS. Your tax basis in the PLUS will generally be equal to the amount that you paid for the PLUS. If you hold your PLUS for more than one year, the gain or loss generally will be long-term capital gain or loss.  If you hold your PLUS for one year or less, the gain or loss generally will be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, there exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your PLUS. If your PLUS were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your securities would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

No statutory, judicial or administrative authority directly discusses how your PLUS should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the PLUS are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your PLUS in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your PLUS should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than described above is more appropriate.  For example, the Internal Revenue Service could treat your PLUS as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the PLUS and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your PLUS – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your PLUS prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your PLUS would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your PLUS, and, thereafter, capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases a PLUS at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your PLUS could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your

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GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your PLUS in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered PLUS, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating each PLUS for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect a PLUS issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your PLUS.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your PLUS and, notwithstanding that we do not intend to treat each PLUS as debt for tax purposes, we intend to backup withhold on such payments with respect to your PLUS unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your PLUS.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of a PLUS and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;

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GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a PLUS.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your PLUS at maturity and, notwithstanding that we do not intend to treat each PLUS as debt for tax purposes, we intend to backup withhold on such payments with respect to your PLUS unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your PLUS should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your PLUS at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of each PLUS for U.S. federal income tax purposes are possible. Should an alternative characterization of each PLUS by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of a PLUS should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your PLUS, could be collected via withholding. If these regulations were to apply to your PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying ETF during the term of the PLUS. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your PLUS, your PLUS will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the PLUS will generally be subject to the FATCA withholding rules.

June 2021

GS Finance Corp. Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information About the PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 2,012. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 2,012.

Please read this information in conjunction with the summary terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying ETF investment advisor:	BlackRock Fund Advisors (“BFA”)
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-13 of the accompanying general terms supplement no. 2,012
Postponement of valuation date:	As described under “Supplemental Terms of the Notes – Determination Date” on page S-28 of the accompanying general terms supplement no. 2,012
Specified currency:	U.S. dollars (“$”)
Closing price of the underlying ETF:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-29 of the accompanying general terms supplement no. 2,012, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-26 of the accompanying general terms supplement no. 2,012

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-28 of the accompanying general terms supplement no. 2,012
ETF business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-28 of the accompanying general terms supplement no. 2,012
FDIC:	The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-33 of the accompanying general terms supplement no. 2,012
ERISA:	As described under “Employee Retirement Income Security Act” on page S-34 of the accompanying general terms supplement no. 2,012

June 2021

Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-36 of the accompanying general terms supplement no. 2,012 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $       .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.30, or 3.00% of the principal amount, for each PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each PLUS as a structuring fee. The costs included in the original issue price of the PLUS will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the PLUS against payment therefor in New York, New York on June     , 2021. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

June 2021

About Your PLUS:

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•General terms supplement no. 2,012 dated March 22, 2021

•Underlier supplement no. 20 dated May 25, 2021

•Prospectus supplement dated March 22, 2021

•Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 2,012 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 2,012 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 20 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “pricing date” and “underlying index publisher”, respectively.

June 2021

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,012, the accompanying underlier supplement no. 20, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 2,012, the accompanying underlier supplement no. 20, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 2,012, the accompanying underlier supplement no. 20, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Buffered PLUS Based on the Price of the iShares® MSCI Emerging Markets ETF due December 21, 2023

Principal at Risk Securities

Goldman Sachs & Co. LLC